      Exhibit 99.1

MESTEK, INC.

      260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

NEWS RELEASE

Contact: John E. Reed
(413) 568-9571

Westfield MassachusettsJune
23, 2004

        On June 22, 2004, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved a Disclosure Statement to be provided to various stakeholders and other interested parties relating to the jointly proposed Fourth Amended Chapter 11 Plan of Reorganization (the “Amended Plan”) by Met-Coil Systems Corporation (“Met-Coil”) a second-tier subsidiary of Mestek, Inc. (“Mestek”) and Mestek.

        This Amended Plan and Disclosure Statement is supported by all major parties in interest in the Met-Coil Chapter 11 case, including the Official Committee of Unsecured Creditors, the various governmental agencies overseeing the remediation of Met-Coil’s Lisle, Illinois facility and the plaintiffs in various personal injury cases. The Amended Plan reflects the consensual agreements reached by Mestek and Met-Coil with representatives of all affected classes of creditors, subject, however, to the actual voting process which will occur over the next four weeks. Accordingly, Mestek expects that the Amended Plan will be consensual and supported by all parties in interest when reviewed by the Bankruptcy Court at confirmation hearing scheduled for July 28, 2004 and August 4, 2004. The Disclosure Statement and the Amended Plan are now being sent to all creditors who are entitled to vote in favor of or against the Plan.

        John E Reed, Chairman and CEO of Mestek, indicated as follows:

        We are pleased to propose this Amended Plan of Reorganization with Met-Coil to the Bankruptcy Court as a consensual plan, and we appreciate the efforts that have been made by the various creditors and their representatives to find a common ground with Mestek and Met-Coil to enable us to propose this Amended Plan. This proposed Amended Plan represents considerable negotiation over the past nine months with the various stakeholders in the bankruptcy case. It is our expectation that if this Amended Plan is confirmed, the settlement agreements provided for in the plan, the ongoing remediation at the Lisle facility and the hook-up to municipal water supplies for properties previously served by wells will result in a satisfactory conclusion to all concerned within the Lisle, IL area, as well as to the employees, customers and suppliers of Met-Coil generally, whose support during this difficult time for Met-Coil and Mestek is much appreciated.

        Met-Coil filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court on August 26, 2003. Met-Coil has remained in possession of its assets and properties, and continues to operate its businesses and manage its properties as a “debtor-in-possession” pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

        The Amended Plan provides for the classification of claims and interests of those claiming to be creditors of Met-Coil or otherwise claiming to have an interest in the bankruptcy estate of Met-Coil, and provides for how these classes of claims and interests will be treated upon confirmation of the Amended Plan. The Amended Plan proposes settlement of various legal actions which have been commenced against Met-Coil, Mestek and others with respect to an alleged release of trichloroethylene (“TCE”) into the soils, groundwater or air in or around Met-Coil’s Lockformer Company facility in Lisle, IL and contemplates the issuance of a “channeling injunction”, whereby future claims relating to personal injury asserted by persons who resided in a certain geographic area to the south of the facility in Lisle, IL, would be “channeled” to a trust fund to be established for such claims. This trust fund will be administered by an independent trustee, with power to mediate, adjudicate and, if necessary, litigate claims.

        Assuming that the Amended Plan is confirmed substantially in accordance with its terms and without material reconsideration or revision, the total cost of funding the proposed Amended Plan is estimated to be approximately $39,750,000 plus certain ongoing remediation and site monitoring costs at the Lisle, IL facility. This estimate of the funding requirements, after application of expected insurance recoveries from current settlements with historic insurers of the Lockformer facility which are subject only to confirmation of the Amended Plan, lead Mestek management to believe that no additional reserves, beyond those set forth in Mestek’s most recent Quarterly Report on Form 10-Q for the period ended March 31, 2004, are required to be taken at this time.

        This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Mestek to control.

        Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are not historical facts but rather reflect Mestek’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Mestek (or entities in which Mestek has interests), or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

        Readers are cautioned not to place undue reliance on these forward-looking statements which reflect management’s view only as of the date of this news release. Mestek undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstance after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.